Exhibit 99.1

FARO Reports Third Quarter 2017 Financial Results

LAKE MARY, FL, October 26, 2017 - FARO® (NASDAQ: FARO), the world’s most trusted source for 3D measurement and imaging solutions for factory metrology, construction BIM-CIM, product design, public safety forensics and 3D machine vision, today announced its financial results for the third quarter and nine months ended September 30, 2017. The third quarter of 2017 was the first quarter following the completion of FARO’s Going Vertical in Harmony (GVH) initiative; and the improvement in new order bookings, sales, gross margin and profitability reinforces FARO’s commitment to its strategic objectives.
Third Quarter 2017
New order bookings for third quarter 2017 were $90.5 million, an increase of 13.4%, compared with $79.8 million for third quarter 2016. Sales increased to $90.3 million, an increase of 13.4%, for the three months ended September 30, 2017 from $79.6 million for the three months ended September 30, 2016. The sales increase was driven by a strong increase in product unit sales in our Construction BIM-CIM and Other segment which includes the Public Safety Forensics and Product Design verticals, higher average selling prices, and continued service revenue growth.

Gross margin for third quarter 2017 increased to 57.7%, compared with 53.6% for the third quarter last year. The increase was related primarily to the introduction of our technically advanced, next-generation products resulting in higher average selling prices and our growing service revenue.

Operating income for third quarter 2017 was $2.4 million, compared with operating income of $0.8 million in the third quarter last year. This increase is primarily due to the execution of our strategic initiatives to drive sales growth and improve gross margin.
Net income for third quarter 2017 was $1.6 million or $0.10 per share, compared with net income of $1.1 million or $0.07 per share in the third quarter last year.

As of September 30, 2017, cash and short-term investments was $140.8 million, of which $99.8 million was held by foreign subsidiaries.
Nine months ended September 30, 2017
New order bookings for the nine months ended September 30, 2017 were $266.4 million, an increase of 13.4%, compared with $234.9 million for the nine months ended September 30, 2016. Sales increased to $254.5 million, an increase of 8.8%, for the nine months ended September 30, 2017 from $233.9 million for the nine months ended September 30, 2016. Similar to our third quarter results, the sales increase was primarily driven by a strong increase in product unit sales within the Construction BIM-CIM vertical, higher average selling prices, and continued growth in service revenue.

Gross margin for the first nine months of 2017 increased to 56.0%, compared with 55.3% for the same prior year period. Similar to our third quarter results, the increase was related primarily to the introduction of our technically advanced, next-generation products resulting in higher average selling prices and our growing service revenue.

Operating loss for the first nine months of 2017 was $3.8 million, compared with an operating income of $9.7 million for the first nine months last year. This decrease was primarily due to our strategic decision to grow our global sales headcount to drive sales growth, which included $7.4 million in start-up sales headcount costs, and an additional $3.8 million in acquisition-related R&D costs.

Net loss for the first nine months of 2017 was $3.5 million or $0.21 per share, compared with net income of $7.6 million or $0.45 per share in the first nine months of 2016.

“We are selectively continuing to grow the salesforce to drive the top line. Consistent with our strategy, we grew our trailing 12-month average sales full time experienced (FTE) headcount by 18.2% over the same prior year period. As previously discussed, start-up sales headcount requires approximately 12 months to become FTE headcount. Hence, our costs reflected the onboarding of this personnel, but our sales do not yet reflect the full benefits. Our third quarter performance demonstrated continued progress towards our long-term financial objectives. The increase in sales, the gross margin increases, and the two percent of sales decline in G&A expense underscore our commitment to drive operating margin and resulted in our return to quarterly profit,” stated Simon Raab, Ph.D., FARO’s President and CEO. “We continued our aggressive new product drumbeat and in the past 12 months we have launched next generation products across all our core platforms, including our next generation Quantum Arm product line in August 2017. The Construction BIM-CIM vertical team has capitalized on its market-leading laser scanner technology to deliver strong 2017 performance with year-to-date sales growth exceeding 27%. Our vertical market approach coupled with our investment in sales headcount, release of new products, and expense controls has re-energized the growth of the company and represent important steps towards our long-term financial objectives.”
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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for and customer acceptance of FARO’s products, and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “will” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•
declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions; and

•
other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 and Form 10-Q for the quarters ended March 31, 2017 and June 30, 2017.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.
About FARO
FARO is the world’s most trusted source for 3D measurement, imaging and realization technology. The Company develops and markets computer-aided measurement and imaging devices and software for the following vertical markets:

•	Factory Metrology - High-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes

•	Construction BIM-CIM - 3D capture of as-built construction projects and factories to document complex structures and perform quality control, planning and preservation

•
Public Safety Forensics - Capture and analysis of on-site real world data to investigate crash, crime and fire, plan security activities and provide virtual reality training for public safety personnel

•	Product Design - Capture detailed and precise 3D data from existing products permitting CAD analysis and redesign, after market design and legacy part replication

•	3D Machine Vision - 3D vision for both control and measurement to the manufacturing floor through 3D sensors and custom solution

FARO’s global headquarters is located in Lake Mary, Florida. The Company also has a technology center and manufacturing facility consisting of approximately 90,400 square feet located in Exton, Pennsylvania containing research and development, manufacturing and service operations of our FARO Laser TrackerTM and FARO Cobalt Array Imager product lines. The Company's European regional headquarters is located in Stuttgart, Germany and its Asia-Pacific regional headquarters is located in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, India, China, Malaysia, Thailand, South Korea, Japan, and Australia.

More information is available at http://www.faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands, except share and per share data)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Sales
Product	$68,563	$61,280	$193,476	$182,232
Service	21,687	18,320	61,018	51,654
Total sales	90,250	79,600	254,494	233,886
Cost of Sales
Product	26,673	25,880	78,186	74,938
Service	11,543	11,042	33,765	29,665
Total cost of sales (exclusive of depreciation and amortization, shown separately below)	38,216	36,922	111,951	104,603
Gross Profit	52,034	42,678	142,543	129,283
Operating Expenses:
Selling and marketing	25,990	19,781	74,884	56,399
General and administrative	10,307	10,747	32,883	31,139
Depreciation and amortization	4,368	3,381	12,075	9,733
Research and development	9,019	7,928	26,530	22,344
Total operating expenses	49,684	41,837	146,372	119,615
Income (loss) from operations	2,350	841	(3,829)	9,668
Other (income) expense
Interest income, net	(78)	(21)	(249)	(119)
Other (income) expense, net	(147)	(167)	320	824
Income (loss) before income tax expense (benefit)	2,575	1,029	(3,900)	8,963
Income tax expense (benefit)	947	(61)	(442)	1,401
Net income (loss)	$1,628	$1,090	$(3,458)	$7,562
Net income (loss) per share - Basic	$0.10	$0.07	$(0.21)	$0.45
Net income (loss) per share - Diluted	$0.10	$0.07	$(0.21)	$0.45
Weighted average shares - Basic	16,708,446	16,674,176	16,697,729	16,647,662
Weighted average shares - Diluted	16,796,518	16,701,617	16,697,729	16,669,550

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	September 30, 2017 (unaudited)	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$129,841	$106,169
Short-term investments	10,970	42,942
Accounts receivable, net	60,449	61,364
Inventories, net	59,044	51,886
Prepaid expenses and other current assets	20,919	16,304
Total current assets	281,223	278,665
Property and equipment:
Machinery and equipment	66,049	57,063
Furniture and fixtures	6,863	6,099
Leasehold improvements	19,588	18,778
Property and equipment, at cost	92,500	81,940
Less: accumulated depreciation and amortization	(60,189)	(50,262)
Property and equipment, net	32,311	31,678
Goodwill	52,567	46,744
Intangible assets, net	22,983	22,279
Service and sales demonstration inventory, net	35,250	29,136
Deferred income tax assets, net	14,498	14,307
Other long-term assets	1,049	905
Total assets	$439,881	$423,714
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,964	$11,126
Accrued liabilities	22,507	24,572
Income taxes payable	—	618
Current portion of unearned service revenues	29,080	27,422
Customer deposits	3,065	2,872
Total current liabilities	66,616	66,610
Unearned service revenues - less current portion	12,665	13,813
Deferred income tax liabilities	1,683	1,409
Other long-term liabilities	2,191	2,225
Total liabilities	83,155	84,057
Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 18,197,628 and 18,170,267 issued, respectively; 16,711,152 and 16,680,791 outstanding, respectively	18	18
Additional paid-in capital	218,242	212,602
Retained earnings	179,682	183,436
Accumulated other comprehensive loss	(9,387)	(24,561)
Common stock in treasury, at cost; 1,486,476 and 1,489,476 shares, respectively	(31,829)	(31,838)
Total shareholders’ equity	356,726	339,657
Total liabilities and shareholders’ equity	$439,881	$423,714

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Nine Months Ended
(in thousands)	September 30, 2017	September 30, 2016
Cash flows from:
Operating activities:
Net (loss) income	$(3,458)	$7,562
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	12,075	9,733
Stock-based compensation	4,823	4,068
Provision for bad debts	321	727
Loss on disposal of assets	263	814
Provision for excess and obsolete inventory	1,271	2,937
Deferred income tax expense (benefit)	224	(734)
Income tax benefit from exercise of stock options	—	(354)
Change in operating assets and liabilities:
Decrease (increase) in:
Accounts receivable	3,701	12,850
Inventories	(11,450)	(8,689)
Prepaid expenses and other current assets	(3,834)	(995)
(Decrease) increase in:
Accounts payable and accrued liabilities	(2,774)	1,128
Income taxes payable	(598)	—
Customer deposits	(6)	(1,155)
Unearned service revenues	(1,326)	559
Net cash (used in) provided by operating activities	(768)	28,451
Investing activities:
Proceeds from sale of investments	32,000	11,000
Purchases of property and equipment	(6,081)	(5,272)
Payments for intangible assets	(1,345)	(1,440)
Acquisition of business	(5,496)	(20,911)
Net cash provided by (used in) investing activities	19,078	(16,623)
Financing activities:
Payments on capital leases	(6)	(6)
Payment of contingent consideration for acquisitions	(521)	(434)
Income tax benefit from exercise of stock options	—	354
Proceeds from issuance of stock	387	519
Net cash (used in) provided by financing activities	(140)	433
Effect of exchange rate changes on cash and cash equivalents	5,502	1,732
Increase in cash and cash equivalents	23,672	13,993
Cash and cash equivalents, beginning of period	106,169	107,356
Cash and cash equivalents, end of period	$129,841	$121,349

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income (loss)	$1,628	$1,090	$(3,458)	$7,562
Currency translation adjustments, net of income tax	3,875	1,339	15,174	6,165
Comprehensive income	$5,503	$2,429	$11,716	$13,727